Exhibit 4.14

SUBSCRIPTION AGENT AGREEMENT

December     , 2010

American Stock Transfer & Trust Company, LLC

59 Maiden Lane

New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, HKN, Inc. (the Company), hereby confirms its arrangements with you as follows:

1.             Rights Offering - The Company is offering (the “Rights offering”) to the holders of shares of its Common Stock, par value $.01 per share (“Common Stock”), on January 5, 2011 (the “Record Date”), the right (“Rights”) to subscribe for Units (“Units”), each Unit consisting of a basic and an oversubscription privilege.  Except as set forth under Paragraphs 8 and 9 below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on January 27, 2011 or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”). 0.74805 of a Right(s) is/are being issued for each Common Share(s) held on the Record Date. One whole  Right(s) and payment in full of the subscription price of $2.00 (the “Subscription Price”)  is/are required to subscribe for one Unit.  Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Units that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Units, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privileged”).  The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated December     ,  2010 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.             Appointment of Subscription Agent - You are hereby appointed as Subscription Agent to effect the Rights offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.             Delivery of Documents - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a) a copy of the Prospectus;

(b) the form of Subscription Certificate (with instructions);

(c) resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common Shares at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of holders of Common Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled.  The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.             Subscription Procedure -

(a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Unit duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b) As soon as practicable after the Expiration Date you shall calculate the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Units that can be subscribed for under the Basic Subscription Right.  The Units available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Units”).  Where there are sufficient Remaining Units to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Units subscribed for. If the aggregate number of Units subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Units, the number of Remaining Units allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Units by a fraction of which the numerator is the number of Units subscribed for by that participant under the Basic Subscription Privilege and the denominator is the aggregate number of Units subscribed for by all participants under the Basic Subscription Privilege. Any fractional Unit to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Unit.

(c) Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d) Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Units subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of Units is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e) Funds received by you pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by you in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Units subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for Units sold in the Rights Offering.

5.             Subdivision or Transfer of Rights -  Until 5:00 p.m., New York City time, on the third business day prior to the Expiration Date, you shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates.

6.             Defective Exercise of Rights Lost Subscription Certificates - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed far lost stock certificates representing Common Shares you use in your capacity as transfer agent for the Company’s Common Shares.

7.             Delivery - You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

8.             Reports - You shall notify the Company by telephone on or before the close of business an each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NNM trading days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above.  At or before 5:00 p.m., New York City time, on the first NNM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fifth NNM trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights.  You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

9.             Future Instructions — With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

10.           Payment  of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of a one-time fee of $20,000 and a per subscription instruction (Registered and Cede Co) received fee of $8.00 plus your reasonable out-of-pocket expenses. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Offering, plus any out-of-pocket expenses associated with such extension.

Fees will be paid by:

Name:     HKN, Inc.

Attention:              Sarah Gasch

Address: 180 State Street, Suite 200

Address: Southlake, TX  76092

Address:

Facsimile:               817-410-1884

Phone:    817-424-2424, ext 103

Email:                      sgasch@hkninc.com

11.           Counsel - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

12.           Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

13.           Notices -  Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)    If to the Company, to:

HKN, Inc.

Attn:  Sarah Gasch

180 State Street, Suite 200

Southlake, TX  76092

Telephone:  817-424-2424, ext. 103

Telecopy: 817-410-1884

(b)    If to you, to:

American Stock Transfer & Trust Company, LLC

59 Maiden Lane

New York, N.Y. 10038

Attention: Isaac Freilich

Telephone: (718) 921-8200

Telecopy: (718) 236-4588

Yours truly,

By:

Name:

Title:

Agreed & Accepted:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:

Name:

Title: